Mail Stop 4561
      August 10, 2005

Kathryn L. Hale
Chief Financial Officer
Amerivest Properties Inc.
1780 South Bellaire Street, Suite 100
Denver, Colorado 80222

	Re:	Amerivest Properties Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
		Form 10-Q for Fiscal Quarter Ended March 31, 2005
		File No. 1-14462

Dear Ms. Hale:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Cicely D. Luckey
Accounting Branch Chief

Ms. Kathryn L. Hale
Amerivest Properties Inc.
July 13, 2005
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